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                                                                   EXHIBIT 10.11

                   DEVELOPMENT, LICENSE AND SERVICES AGREEMENT


         This DEVELOPMENT, LICENSE AND SERVICES AGREEMENT is made and entered into on the 2nd day of March, 2000 by and between AURAGEN COMMUNICATIONS, INC., a New York corporation, with an address at 620 Park Avenue, Suite 177, Rochester, New York 14607 ("AURAGEN"), and ZAP.COM CORPORATION, a Nevada corporation, with an address at 100 Meridian Centre, Suite 350, Rochester, New York 14618 ("ZAP.COM").

                                R E C I T A L S :

         A. Avram Glazer, Zap.Com's President and Chief Executive Officer, conceived the idea to create a multifunctional portal-like Internet banner and application and assigned all of his rights to this and related matters to Zap.Com.

         B. Zap.Com developed a business plan to exploit the multifunctional, portal-like banner and named it the ZapBox.

         C. On April 8, 1999, Zap.Com filed with the United States Patent and Trademark Office (the "PTO") a patent application claiming certain rights to the ZapBox and currently identified as "System of Persistent Internet Web Site Banners That Provide Portal-Like Functionality" (the "PPA") and, on February 9, 2000, Zap.Com filed a service mark application with the PTO for the mark ZapBox in Classes 35 and 42.

         D. On or about June 1, 1999 (the "EFFECTIVE DATE"), Zap.Com engaged Auragen to develop the software and other technology necessary to implement the ZapBox and to assist Zap.Com in establishing certain third party relationships.

         E. Auragen has prepared a written project plan (the "INITIAL DEVELOPMENT PLAN"), a copy of which is annexed hereto as EXHIBIT A, which sets forth its final findings and recommendations, describes with specificity the steps to be taken to develop the ZapBox, and includes detail and specifications for the work to be done to implement the ZapBox and a timetable for the completion of the work.

         F. In accordance with the Development Plan, Auragen has developed a working prototype of the ZapBox and has completed ZapBox 2.0.

         G. Zap.Com and Auragen have agreed that Auragen will continue to provide development and other services for Zap.Com and the parties now wish to confirm the terms and conditions of their relationship by entering into this Agreement.

                              P R O V I S I O N S :

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:
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         1.       CERTAIN DEFINITIONS.

                  (a) For purposes of this Agreement, the following terms shall have the meanings given thereto.

                           "AFFILIATE" with respect to a party, means a
corporation, partnership or other entity controlling, controlled by or under common control with such party. For purposes hereof, "control" means (i) a direct or indirect ownership interest of fifty percent (50%) or more or (ii) management control, including without limitation the power to elect or appoint the board of directors of a corporation or the managing general partner of a partnership or control through a management agreement or similar contractual arrangement. Zap.Com shall also be entitled to propose, for approval by Auragen (which approval shall not be unreasonably withheld), other entities in which it has ownership interests or management levels lower than those in this definition. Where the term "affiliate" is used without capitalization, an "affiliate" of a party means an entity that controls, is controlled by or is under common control with either named party to this Agreement.


                           "AGREEMENT" means this Development, License and
Service, Agreement between Zap.Com and Auragen together with the attached exhibits and Scopes of Work, and any amendments made in accordance with the terms hereof.


                           "AURAGEN MATERIAL" means the Auragen Software and the
ZapBox Software.

                           "AURAGEN SOFTWARE" means software and other
technology developed by Auragen for clients other than Zap.Com but used in a ZapBox Deliverable and identified in EXHIBIT B attached hereto.

                           "CERTIFICATE OF ACCEPTANCE" shall mean a certificate
in the form of EXHIBIT C attached hereto signed by an officer of Auragen.

                           "CHANGE ORDER" means an order reached as a result of
the change order process described in Section 10 below.

                           "CONFIDENTIAL INFORMATION" shall have the meaning
given thereto in Section 12.1.


                           "CRITICAL FUNCTION" means each of the functions of
the ZapBox Deliverables which Zap.Com identifies as being critical to the performance of a ZapBox Deliverable in each statement of work.


                           "CUSTOMIZED PROGRAMS" shall have the meaning given
thereto in Section 2.1(d).

                           "DEVELOPMENT PLAN" shall mean the Initial Development
Plan, as modified, at the direction of Zap.Com and with the approval of Zap.Com and Auragen, from time to time.

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                           "DOCUMENTATION" means (i) high level architecture
documentation for each ZapBox Deliverable, outlining the major components of the ZapBox Deliverable, (ii) comments in the Source Code sufficient to enable a computer programming professional having ordinary skills and experience in computer programming and in the technologies used in the ZapBox Deliverables to understand, operate, maintain and modify each such ZapBox Deliverable, and (iii) object diagrams and database ER diagrams that show how the pieces of each ZapBox Deliverable fit together.

                           "EFFECTIVE DATE" shall have the meaning given thereto
in Paragraph D of the Recitals.

                           "INDEMNITEE" shall have the meaning given thereto in
Section 8.4.

                           "INDEMNITOR" shall have the meaning given thereto in
Section 8.4.

                           "INITIAL DEVELOPMENT PLAN" shall have the meaning
given thereto in Paragraph E of the Recitals.

                           "IP RIGHTS" means any patent, trademark, copyright,
trade secret or other proprietary rights of any kind.

                           "NETWORK SITE DEVELOPMENT CODE" shall have the
meaning given thereto in Section 2.1(b).

                           "PROJECT MANAGER" means the Auragen project manager
identified in a Scope of Work.

                           "RELATIONSHIP MANAGER" means Stephen Gissin or such
other Auragen employee appointed by Auragen and approved in writing by Zap.Com, such approval not to be unreasonably withheld.


                           "SCOPE OF WORK" means a written description of the
ZapBox Deliverable thereunder and the necessary Services to be provided by Auragen in connection therewith (as the same may be modified or supplemented by a Change Order) which has been executed by the Project Manager, Relationship Manager or other authorized representative of Auragen and any authorized representative of Zap.Com. A Scope of Work shall not be effective until it has been executed by both parties. At a minimum, each Scope of Work shall include, among other things, detailed functional and technical specifications (including the Critical Functions), a time schedule, a cost estimate or fixed fee amount (including a detailed breakdown), testing and acceptance procedures, and the identity of the Project Manager. The parties have previously entered into a Scope of Work for ZapBox 2.0 and such Scope of Work is hereby ratified by the parties, notwithstanding that such Scope of Work does not include all of the items as required above. A copy of such Scope of Work is annexed hereto as EXHIBIT D. The parties acknowledge that there was no Scope of Work for release
2.1 and 2.2 which have been completed, and that no written Scope of Work shall be required for such releases except to the extent that they involve ZapBox 2.0.


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                           "SERVICES" means the work to be performed by Auragen
under this Agreement, including any and all labor and support necessary to perform such work.

                           "SERVICES REQUIREMENTS" means (a) the description of
the functional, performance, compatibility, operational and technical criteria or other requirements for the Services set forth in (1) the Development Plan and
(2) the Scope of Work relating to the Services (for the period during which such Scope of Work is in effect) and (b) any other criteria or requirements for the Services that are set forth in a subsequent Scope of Work or otherwise mutually agreed to by Zap.Com and Auragen from time to time, all of which are incorporated by reference herein.

                           "SOFTWARE" means all software used in any ZapBox
Deliverable, including Third Party Software and any modifications thereto under the product warranty in this Agreement.
                           "SOURCE CODE" means human-readable copy of the
computer code from which the ZapBox Software is compiled or otherwise derived.
                           "SPECIFICATIONS" means a written description of the
functional, performance, compatibility, operational and technical standards to which a ZapBox Deliverable is to conform, as set forth in the Development Plan or a Scope of Work, or otherwise mutually agreed to and expressly incorporated into this Agreement in writing by Zap.Com and Auragen from time to time.

                           "THIRD-PARTY SOFTWARE" means the software licensed or
otherwise acquired by Auragen or Zap.Com from third parties to operate in connection with a ZapBox Deliverable.


                           "UPDATES" means a software release containing
error corrections and minor enhancements which will generally be indicated by a change in the revision number in the tenths or hundredths digit to the right of the decimal point (e.g., a change from version x.xx to x.xy or x.yx) and any corrections and updates to the associated Documentation.


                           "UPGRADES" means software containing significant
functional enhancements and feature additions of the Software which will generally indicated by a change in the revision number to the left of the decimal point (i.e., 3.00).

                           "WARRANTY PERIOD" shall have the meaning given
thereto in Section 6.1(h).

                           "ZAPBOX COMPILATION" means the collection, assembly,
selection, coordination and arrangement of Software, technology and content (including the Auragen Material) that comprises each ZapBox Deliverable, all screens, graphics, domain names included therein and the "look-and-feel" of each Zap.Box Deliverable.

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                           "ZAPBOX DELIVERABLE" means ZapBox 2.0 and all
Upgrades and Updates to ZapBox 2.0, or other software or technology to be developed and delivered to Zap.Com under any Scope of Work, including, without limitation, the Auragen Material.

                           "ZAPBOX ITEMS" means the ZapBox Compilation, the
Development Plan, all Network Site Deployment Codes and Customized Programs.

                           "ZAPBOX SOFTWARE" means software and other technology
developed by Auragen for a ZapBox Deliverable and identified in EXHIBIT E attached hereto.

                           "ZAP.COM MATERIAL" means technology and content
created by or for Zap.Com prior to the Effective Date and used in a ZapBox Deliverable.

                  (b) The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and exhibit references are to this Agreement unless otherwise specified.

                  (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

         2.       SERVICES.

                  2.1 During the term of this Agreement, Auragen shall, unless otherwise directed in writing by Zap.Com:


                           (a) Continue to design, develop, update and upgrade
the ZapBox, the Documentation and the Source Code in accordance with the Development Plan and each Scope of Work. Each Scope of Work is hereby incorporated herein and is considered a part of this Agreement as if fully set forth herein. Upon completion of a working version of each ZapBox Deliverable, Auragen shall install the ZapBox Deliverable on the server which will host it and test the operation of the ZapBox Deliverable as installed to ensure that it conforms to the applicable Specifications. After Auragen performs such testing and is satisfied that the ZapBox Deliverable meets the applicable Specifications, Auragen will certify this fact in writing to Zap.Com by executing a Certificate of Acceptance and delivering it to Zap.Com. A ZapBox Deliverable shall be deemed to be accepted by Zap.Com upon receipt of a Certificate of Acceptance therefor, unless Zap.Com objects thereto within ten
(10) days after receipt of the Certificate of Acceptance by demonstrating reproducible errors which cause the ZapBox Deliverable not to substantially conform to the applicable Specifications in the manner required under Section 6.1(h). For purposes of clarification, the ZapBox Deliverable shall not be deemed to be accepted upon installation, but only following receipt of the Certificate of Acceptance as set forth herein.


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                           (b) Exercise best efforts to develop and deploy the
software and all other technology necessary for each ZapBox Deliverable to be used on third party web sites that join the ZapNetwork (the "NETWORK SITE DEPLOYMENT CODE"), as set forth in applicable Scopes of Work.

                           (c) Take all actions necessary to ensure that each
current version of the ZapBox Deliverable then in use is capable of remaining online and fully deployed and operational twenty-four (24) hours a day, seven days a week. Auragen shall not be responsible for the failure of a ZapBox Deliverable to remain online and fully deployed and operational twenty four (24) hours a day, seven days a week, to the extent such failure is caused by Zap.Com, by third parties or by other circumstances outside of Auragen's control.

                           (d) Act as Zap.Com's technical liaison in identifying
and recommending service providers which may be required by Zap.Com during the term of this Agreement, provided that responsibility and authority for selecting and contracting with said service providers shall remain with Zap.Com; act as Zap.Com's technical liaison in managing and monitoring the performance of services rendered by EMC Corporation, DoubleClick, Inc., iSyndicate, Inc., Direct Hit, Inc. and all other service providers which may be designated by Zap.Com during the term of this Agreement, and report to Zap.Com on the timeliness of such performance and whether such performance is in accordance with the agreements between said service providers and Zap.Com, including the requirements of all applicable warranties and guarantees, current service and product literature available for such service providers and prudent industry practices. In such capacity, Auragen shall direct and coordinate the efforts of such parties so that the technology provided properly supports the Development Plan and all other Documentation and otherwise results in the then current version of a ZapBox Deliverable being online, fully deployed across the ZapNetwork and fully operational twenty-four (24) hours a day, seven (7) days a week, subject to the terms and conditions of the applicable agreements between said service providers and Zap.Com. This may include, without limitation, Auragen creating or customizing the software and other technology ("CUSTOMIZED PROGRAMS") necessary to integrate a ZapBox Deliverable with software provided by such service provider.

                           (e) Act as Zap.Com's technical liaison for Zap.Com's
customer service representatives and the owners of Web sites who join or are considering joining the ZapNetwork in connection with the deployment of the ZapBox throughout the Web site of these Web site owners.

                           (f) Train Zap.Com's customer service representatives
and other employees or agents on technical aspects of the ZapBox identified by Zap.Com.

                           (g) Provide Zap.Com with business consulting advice
with respect to the ZapBox on an as needed, as requested basis.

                           (h) Preserve all its original test data, charts and
other records related to testing and other Services described in this Section
2.1 and the Scope of Work for each ZapBox Deliverable (including such notes, sketches and drawings as may be

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specified by Zap.Com), make such records available for inspection or verification by Zap.Com on as needed basis when requested by Zap.Com, and deliver such records and data to Zap.Com upon termination of this Agreement for any reason.

                           (i) Cause the Project Manager to participate in
periodic status meetings held by Zap.Com (generally weekly) to review the status of all services rendered and to be rendered by Auragen hereunder and other pertinent information. Additional technical personnel from both Auragen and ZAP.COM shall participate in such meetings as reasonably required by Zap.Com. Additional meetings shall be held upon the reasonable request of either party. Auragen shall provide Zap.Com with such reports as it may require describing actions taken by Auragen in connection with the performance of its Services hereunder.


Notwithstanding the foregoing, Auragen shall not be considered to be in breach of this Section 2.1 (other than Section 2.1 (c) for failure to provide the Services called for thereunder so long as it provides the services necessary to complete each Scope of Work and to meet the Zap.Com Incremental Services Forecast.



                  2.2 Zap.Com shall have the right to approve any changes in the identity of the Project Manager or Relationship Manager, such approval not to be unreasonably withheld.

                  2.3 Forty-five (45) days prior to the commencement of each calendar quarter during the Term (unless a notice to terminate has been delivered by either party pursuant to Section 11), Zap.Com shall provide Auragen with a three (3) month forecast (the "ZAP.COM INCREMENTAL SERVICES FORECAST") of the anticipated Services that it will need ("INCREMENTAL SERVICES") during such three (3) month period other than for Services for all existing Scopes of Work and for deploying the ZapBox on all web sites which have joined the ZapNetwork or which Zap.Com has identified as future ZapNetwork site members. Auragen may respond to the Zap.Com Incremental Services Forecast with a proposed Scope of Work. In addition, Auragen shall, within said forty-five (45) day period, provide Zap.Com with a forecast of the fees for which it anticipates it will submit invoices for all existing Scopes of Work to be performed during the next three (3) months, which shall be subject to review and acceptance by Zap.Com (the "AURAGEN FEE FORECAST").

         3.       CONSIDERATION AND REIMBURSEMENT OF EXPENSES.

                  3.1 Except as otherwise provided in Section 6.2, in consideration for Auragen's Services rendered under this Agreement,

                           (a) with respect to Services performed under one or
more Scopes of Work, Zap.Com shall pay Auragen the fees set forth on EXHIBIT F attached hereto for the Services rendered hereunder, and


                           (b) with respect to any Zap.Com Incremental Services
Forecast, if Zap.Com and Auragen have not executed a Scope of Work resulting in fees equal to at least 60% of the fees which would have resulted from the Incremental Services (the "MINIMUM SERVICES"), Zap.Com shall pay Auragen the difference between the fees which


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would have been due for the Minimum Services for the three (3) previous months and the fees due for Services actually rendered for such three (3) months.

                  3.2 Except as otherwise provided in a Scope of Work, at the end of each month, Auragen shall prepare and submit to Zap.Com an invoice setting forth the nature of the Services performed, identifying the actual Incremental Services rendered, the number of hours devoted to performing such Services and the amount of fees due Auragen in connection therewith. Auragen shall provide reasonable supporting documentation concerning any disputed amount of an invoice to Zap.Com within forty-five (45) days after Zap.Com provides written notification of the dispute to Auragen.

                  3.3 Except as otherwise provided in a Scope of Work, invoices for Services rendered shall be paid by Zap.Com within fifteen (15) days following receipt of an invoice from Auragen, unless disputed by Zap.Com. If any amount is disputed, then invoiced amounts not in dispute shall be paid as stated above and any disputed invoice shall be paid within five (5) days following resolution of the disputed amount. Payment of an invoice shall not be considered an acceptance or a waiver of defects or non-conformities in defective or non-conforming Services or ZapBox Deliverable.

                  3.4 Zap.Com shall reimburse Auragen for reasonable travel expenses which it incurs in the course of providing the Services described in
Section 2, within thirty (30) days following submission to Zap.Com of an expense reimbursement request, accompanied by such documentation as Zap.Com may require. Zap.Com shall have no obligation to reimburse Auragen for expenses that exceed $100 and were not approved in advance by Zap.Com.

                  3.5 Auragen shall make available to Zap.Com or its representatives or agents any and all information, which Zap.Com reasonably deems necessary or appropriate to substantiate the invoices, and expense reimbursement requests referred to in Sections 3.2 and 3.4.

                  3.6 Except as provided in this Section 3, Zap.Com shall have no other obligation to pay any compensation or other consideration to Auragen for its Services, or license fees for use of any software or other rights.

         4.       OWNERSHIP.

                  4.1 Auragen acknowledges and agrees that the ZapBox Compilation, the Development Plan, the Network Site Deployment Code and the Customized Programs constitute a work made-for-hire, as that term is defined in 17 U.S.C. Section 101, and as such belongs to Zap.Com; if all or any part of the ZapBox Items, for any reason, is deemed not to be a work made-for-hire, then Auragen hereby assigns to Zap.Com, without further consideration, all of Auragen's right, title and interest in and to such ZapBox Items and all IP Rights applicable thereto. Auragen agrees to execute any and all further applications and documents and to do any and all acts which Zap.Com may reasonably request in order to irrevocably vest said rights in Zap.Com and to secure to itself any rights relating to such

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         IP Rights in the United States and in any foreign country. Each ZapBox
         Deliverable shall contain conspicuous notice of Zap.Com's copyright.

                  4.2 Auragen acknowledges that, as between Zap.Com and Auragen, all forms of invention (as understood from Title 35 of the United States Code), including applicable rights to patents, patent applications and all divisions, parts and continuations thereof, in each ZapBox Deliverable (excluding any patent rights that may pertain solely to any portion or item of Auragen Material) and the Development Plan, including without limitation the PPA, and in each, the corresponding or similar rights in foreign jurisdictions, belong to Zap.Com, and Auragen shall acquire and claims no rights therein by reason of the performance of any Services for Zap.Com or otherwise. Auragen also acknowledges that (a) as between Zap.Com and Auragen, Zap.Com is the owner of all right, title and interest in and to all forms of identification (as understood from Title 15 of the United States Code, Section 1051 et seq.) including all trademarks and service marks (registered or unregistered), trade names and logos included in the ZapBox, including, without limitation, the "ZapBox." and in each, the corresponding or similar rights in foreign jurisdictions, and (b) Zap.Com shall retain all right, title and interest in and to the Zap.Com Material.

                  4.3 Zap.Com acknowledges that Auragen shall retain all right, title and interest in and to the Auragen Material, and all IP Rights applicable thereto except for those rights belonging to Zap.Com as provided in Sections 4.1 and 4.2 hereof.

                  4.4 All acknowledgements made under this Section 4 and rights granted under this Section 4 shall be deemed to have been made as of and have continued from the Effective Date.

         5.       LICENSES.


                  5.1 Auragen hereby grants to Zap.Com an exclusive, irrevocable, fully transferable, fully paid-up, perpetual, worldwide right and license to use, reproduce, distribute, make, sell or license to third parties, perform, display (whether publicly or otherwise) and prepare derivative works based on, and otherwise modify, all or any portions of the ZapBox Software and derivative works thereof, including all object code, and any IP Rights related thereto or based thereon to the extent not owned by Zap.Com, solely in connection with a ZapBox Deliverable and any future version of the ZapBox or similar applications developed by Zap.Com or for Zap.Com by a third party. For clarity's sake, this license does not prohibit the use by Auragen of the Auragen Material for any purpose not related to a ZapBox Deliverable or a comparable product.


                  5.2 Auragen hereby grants to Zap.Com a non-exclusive, irrevocable, fully-transferable, fully paid-up, perpetual, worldwide right and license to use, reproduce, distribute, make, sell or license to third parties, perform, display (whether publicly or otherwise) and prepare derivative works based on, and otherwise modify, all or any portion of the Auragen Material not otherwise covered by the license granted under Section 5.1 of this Agreement, including all object and source code, and any IP Rights related thereto or based thereon to the extent not owned by Zap.Com, solely in connection with a ZapBox

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Deliverable and any future version of the ZapBox or similar applications developed by Zap.Com or for Zap.Com by a third party.

                  5.3 Auragen has not and shall not use any Third Party Software without the advance written consent of Zap.Com. To the extent any Third Party Software is used in any ZapBox Deliverable, such Third Party Software shall, at Zap.Com's election, be purchased or licensed directly by Zap.Com from the third party, and shall be subject to the terms and conditions set forth in the agreement between Zap.Com and the third party.

                  5.4 To the extent not owned by Zap.Com, Zap.Com shall be entitled to use the Source Code for the Auragen Material to use, display, perform, copy, modify, have modified, improve, prepare derivative works of, maintain and support or otherwise enjoy the rights granted to Zap.Com hereunder, the Auragen Material, solely in connection with a ZapBox Deliverable and any future version of the ZapBox or similar applications developed by Zap.Com or for Zap.Com by a third party. During the term of this Agreement, Auragen shall continually update and deliver the Source Code to Zap.Com on a periodic basis, but no less frequently than monthly.

                  5.5 All licenses granted under this Section 5 shall be deemed to have been granted as of, and have continued from, the Effective Date.

         6.       WARRANTIES.

                  6.1 Auragen represents, warrants and covenants to Zap.Com on a continuing basis that:


                           (a) Auragen has full corporate power to enter into
this Agreement.


                           (b) As of the date hereof Auragen is the sole
author/creator of all ZapBox Items and Auragen Materials.


                           (c) Auragen has the full authority necessary to
perform its obligations under this Agreement, and to grant the licenses and rights contemplated hereunder without the consent of any other person or entity (including any owner of any Third Party Software and any related IP Rights).



                           (d) Neither the ZapBox Items, the Auragen Materials
nor the Documentation is subject to any liens or encumbrances.



                           (e) To the best of Auragen's knowledge, neither the
ZapBox Compilation nor the Development Plan misappropriates or otherwise violates the IP Rights of any third party, and Auragen has no knowledge of any basis for a claim of such infringement, misappropriation or violation.


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                           (f) Neither the Auragen Materials, the Source Code
nor the Documentation infringes, misappropriates or otherwise violates the IP Rights of any third party.



                           (g) Each of the ZapBox Deliverables, the Network Site
Deployment Code and the Customized Programs (i) has been and will be designed, developed and installed in a workmanlike and professional manner, (ii) is free from defects in workmanship and material or any defects that prevent it from operating in accordance with the applicable Specifications.



                           (h) Each of the ZapBox Deliverables, the Network Site
Deployment Code and the Customized Programs operates substantially in accordance with the applicable Specifications, and will continue to do so for a period of ninety (90) days after the issuance of a Certificate of Acceptance for such ZapBox Deliverable (the "WARRANTY PERIOD"). A ZapBox Deliverable will be deemed to be operating substantially in accordance with applicable specifications if it can be accessed by 80% of all possible Internet users and performs all the Critical Functions identified in the applicable Scope of Work, 98% of the time.



                           (i) All Software included in a ZapBox Deliverable,
the Network Site Deployment Code or the Customized Programs will consistently perform in such that Zap.Com will not experience any abnormal ending of programs, or invalid or incorrect results from the Software related to the year 2000 data element or special dates such as 02/29/00. Auragen warrants that the Software will accommodate the "Turn of the Century" and all data elements impacted by this event. This warranty shall not apply with respect to any other failure arising out of the combination with or utilization of any other software or equipment not provided to Zap.Com by or upon the recommendation of Auragen, or to any failure caused by modifications to the Software not made by or authorized by Auragen.


THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                  6.2 If a nonconformity from any of the warranties made herein appears or is discovered in the Software or other technology in any of the ZapBox Deliverables, Network Site Deployment Code or Customized Programs during the term of this Agreement, Auragen shall communicate this fact orally and in writing to Zap.Com, and Auragen shall promptly take any and all steps necessary to correct such nonconformity and Auragen will thereupon promptly deliver to Zap.Com the Source Code for the corrected Software and technology. Notwithstanding anything herein to the contrary, Auragen shall not be entitled to any compensation for any Services rendered by Auragen pursuant to this
Section 6.2 for any nonconformity occurring during any Warranty Period

         7. ZAP.COM WARRANTY. Zap.Com represents, warrants and covenants to Auragen on a continuing basis that:

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                  7.1 Zap.Com has full corporate power to enter into this
Agreement and to perform its obligations hereunder.


                  7.2 To Zap.Com's knowledge, the Zap.Com Material and the ZapBox Compilation do not infringe, misappropriate or otherwise violate the IP Rights of any third party and Zap.Com has no knowledge of any basis for a claim of such infringement, misappropriation or violation.


         8.       INDEMNIFICATION.


                  8.1 Auragen shall indemnify and hold Zap.Com and its owners, parents, partners, affiliates, subsidiaries, agents, subcontractors, officers, directors and employees harmless from all actions, claims, judgments, orders, awards, losses, damages, costs, expenses (including, but not limited to, court costs and attorneys' fees) and all other liabilities ("Losses") arising from or related to (a) Auragen's intentional, grossly negligent or negligent acts or omissions in connection with this Agreement or (b) Auragen's breach of any of the representations, warranties, covenants, terms, or conditions of this Agreement (other than Section 6.1(e) for which Section 8.2 shall be Zap.Com's sole remedy and Sections 6.1(g), 6.1(h) and 6.1(i), for which Section 6.2 shall be Zap.Com's sole remedy).



                  8.2 Auragen shall indemnify, defend and hold harmless Zap.Com and its owners, parents, affiliates, subsidiaries, agents, subcontractors, officers, directors and employees from and against all Losses arising from or related to any infringement or claim of infringement of any IP Right relating to the Services, the ZapBox Items, the Auragen Materials, the Source Code and/or the use thereof in breach of Section 6.1(e). Notwithstanding the foregoing, Auragen shall have no obligation to defend and indemnify Zap.Com to the extent that the claim or liability (a) is based upon modifications not made or specifically recommended or approved the Project Manager, the Relationship Manager or another authorized representative of Auragen, (b) arises out of the use in the ZapBox Items or ZapBox Deliverables of Third Party Software or (c) arises out of or resulting from its compliance with or adoption of any specification, design, feature, mark or symbol required by Zap.Com. Notwithstanding anything herein to the contrary, Auragen shall not have the authority to settle any claim for which it is obligated to indemnify, defend or hold harmless Zap.Com hereunder to the extent it would obligate or affect Zap.Com's rights hereunder without Zap.Com's express written consent.


                  8.3 Zap.Com shall indemnify and hold Auragen and its owners, parents, partners, affiliates, subsidiaries, agents, subcontractors, officers, directors and employees harmless from any Losses arising from or related to (a) the use of the Zap.Com Material in any ZapBox Deliverable, (b) the combination, operation or use of any ZapBox Deliverable with any other equipment, code, programs or data supplied or used at the direction of Zap.Com, (c) the hypertext linking of any ZapBox Deliverable to other sites on a Web site not recommended or approved by Auragen (c) any modifications of any ZapBox Deliverable by any party other than Auragen which is not recommended or approved by Auragen, (d) any use of any Auragen Material outside the scope of the licenses granted herein after the term of this Agreement, or (e) any breach of Section 7.2.

                  8.4 A party being indemnified hereunder ("INDEMNITEE") shall give the party providing the indemnification (the "INDEMNITOR") prompt, reasonable notice of any existing or potential Losses known to Indemnitee. Failure by Indemnitee to provide prompt, reasonable notice of any such Losses shall not relieve Indemnitor of its obligations under this Article, except to the extent that Indemnitor is materially prejudiced by such failure. Indemnitee may have its own counsel participate in the defense of any such matter, provided that the cost of such counsel shall be borne exclusively by Indemnitee. If Indemnitor fails to assume its defense obligations hereunder promptly upon notice, Indemnitee shall be entitled to select counsel and to defend itself at Indemnitor's expense. Indemnitor will advance to Indemnitee all costs of defense upon submission of documentation thereof to Indemnitor.

         9. LIMITATION OF LIABILITY. Excepting for liabilities arising from (a) either party's breach of its confidentiality obligations or the other party's IP Rights and (b) the obligations set forth in Sections 8.2 and 8.3 and Auragen's obligations under Section 6.2 hereof, in no event shall:

                  9.1 Zap.Com's liability arising out of this Agreement exceed the amounts which Zap.Com has committed to pay but has not yet paid hereunder.

                  9.2 Auragen's liability arising out of this Agreement shall not exceed the amounts paid by Zap.Com to Auragen from the Effective Date.

THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING, WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY AND OTHER TORTS. FURTHER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY AMOUNTS REPRESENTING THEIR LOSS OF PROFITS, OR OTHER INDIRECT, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, ARISING FROM THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT, REGARDLESS OF THE BASIS OF THE LIABILITY.

         10.      CHANGE ORDER PROCESS.

                  10.1 Either party may request a change to a Scope of Work by submitting to the other a written, formal change request reasonably detailing the scope of such change. Each party may accept or reject a change requested by the other in its sole, reasonable discretion. All correspondence regarding changes shall be in writing. All approved Change Orders may be initiated via e-mail, but shall be followed within three (3) days by a writing signed by both parties and shall be considered as amendments to the applicable Scope of Work.

                  10.2 In the event that a request is made by Zap.Com for Auragen to commence Services that in Auragen's reasonable, good faith belief is outside of the scope of its required effort under a Scope of Work, and which therefore requires a Change Order, then Auragen may, promptly and in writing, propose such Change Order. Zap.Com will promptly respond in writing. In that case, Auragen's failure to commence the requested work until the parties have mutually agreed to a Change Order will not be a breach of Auragen's responsibility under the Scope of Work.

         11.      TERM AND TERMINATION.

                  11.1 This Agreement shall be deemed to have commenced as of the Effective Date and shall continue until terminated in accordance with
Section 11.2.

                  11.2 This Agreement may be terminated:

                           (a) By Zap.Com in whole or in part (e.g., a single
Scope of Work) at any time upon forty-five (45) days prior written notice to Auragen specifying the extent to which the Agreement or any part hereof is terminated and the date upon which such termination becomes effective.

                           (b) By either party upon ten (10) days written notice
to the other party if the other party breaches any material provision herein and fails to remedy such breach within ten (10) days of such notice.

                           (c) By either party if the other party petitions for
or consents to any relief under any bankruptcy, reorganization or similar statute, makes an assignment for the benefit of its creditors, or petitions for the appointment of a receiver, liquidator, trustee or custodian of all or a substantial part of its assets, or a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.

                           (d) By Auragen upon completion of all Services to be
performed under all existing Scopes of Work or upon ninety (90) days written notice to Zap.Com, whichever is later. Services to be performed under a Scope of Work shall be deemed to be completed when a Certificate of Acceptance has been delivered to Zap.Com for the ZapBox Deliverable covered thereby and the ten (10) day period for objection has expired without objection on the part of Zap.Com, or in the event of an objection by Zap.Com, the non-conformities complained of have been corrected to the reasonable satisfaction of Zap.Com.

                  11.3 A party's right to terminate for cause will be in addition to any other remedies it may have under this Agreement or under applicable law.


                  11.4 Upon termination of this Agreement, (a) Auragen shall (i) return to Zap.Com the unused pro-rated portion of any fees paid by Zap.Com in advance of Services to be performed and (ii) take such action as may be necessary to protect and preserve the property related to the Services, the ZapBox Items, ZapBox Deliverables and Documentation which are in Auragen's possession and in which Zap.Com has or may acquire an interest; and (b) in the event that Zap.Com terminates this Agreement or a Scope of Work pursuant to
Section 11.2(a), Zap.Com will, for the next sixty (60) days, pay Auragen 60% of the fees projected under the Zap.Com Incremental Services Forecast and the Auragen Fee Forecast during that period; provided that Zap.Com shall be relieved of its obligation to pay such compensation at such time as the Services to be performed by Auragen under this Agreement occupy fewer than 10% of Auragen's total client hours, at the beginning of the month during which said termination occurs. In the event of a termination to which this Section 11.4(b) applies, Auragen shall certify to Zap.Com in writing the total number of client hours timed by Auragen employees and the number of hours timed for said Services, and Zap.Com shall have no obligation to pay Auragen the compensation contemplated by this Section 11.4 in the absence of said certification.


                  11.5 Termination under this Section 11 shall be without prejudice to enforcement of any breaches of this Agreement existing at the time of termination.

                  11.6 The provisions of Sections 4, 5, 6, 7, 8, 9, 11, 12, 13 and 14 of this Agreement shall survive termination of this Agreement.

         12.      CONFIDENTIALITY; NON-SOLICITATION.

                  12.1 As used herein, "CONFIDENTIAL INFORMATION" means technical or business information, in whatever form or medium, furnished or disclosed by one party to the other in connection with this Agreement (including, but not limited to, product/service specifications, prototypes, computer programs, models, drawings, marketing plans, customer lists, financial data, personnel statistics or third party information), which (a) the recipient should reasonably know to be the confidential information of the disclosing party, (b) is marked as confidential or proprietary or (c) for information which is orally disclosed, the disclosing party indicates to the other at the time of disclosure the confidential or proprietary nature of the information and provides a summary and notice of the confidentiality of the orally disclosed information in writing to the receiving party within 20 days after the disclosure. Any third party information furnished or disclosed and marked as or stated to be confidential or proprietary shall be deemed Confidential Information and shall be subject to the terms and conditions herein.

                  12.2 Each party shall treat such Confidential Information as confidential and shall use such Confidential Information solely for the purposes of performing its obligations under this Agreement or as otherwise permitted under this Agreement or authorized in writing by the disclosing party. Each party agrees: (a) not to copy such Confidential Information of the other unless specifically authorized in writing; (b) not to disclose of any such Confidential Information to anyone (including subcontractors) except employees and independent contractors of such party to whom disclosure is necessary for its performance of this Agreement; (c) to appropriately notify such employees and independent contractors that the disclosure is made in confidence and shall be kept in confidence in accordance with this Agreement; and (d) to make requests for Confidential Information of the other only if necessary to perform its obligations under this Agreement, and to take any and all other steps necessary to prevent the unauthorized use or disclosure of the Confidential Information. Notwithstanding any other provisions of this Section, Confidential Information may be disclosed as may be required by law, regulation or court or agency order or demand, after prompt prior notification to the other party of such required.

                  12.3 Each party agrees that in the event permission is granted by the other to copy Confidential Information, or that copying is permitted hereunder, each such copy shall contain and state the same confidential or proprietary notices or legends, if any, which appear on the original. Nothing in this Section 12 shall be construed as granting to either party any right or license under any copyrights, inventions, or patents now or hereafter owned or controlled by the other party. Upon termination, cancellation or expiration of this Agreement for any reason or upon the reasonable request of the disclosing party, and except to the extent that the recipient retains a license to use such Confidential Information, all Confidential Information, together with any copies that may be authorized herein, shall be returned to the disclosing party or, if requested by the disclosing party, certified destroyed by the receiving party.

                  12.4 The obligations imposed in this Section shall not apply to any information that is: (a) proven to be already in the possession of or known to the recipient at the time of disclosure; (b) publicly available through no fault of the recipient; (c) obtained by the recipient from a third party not in breach of any obligation of confidentiality; or (d) independently developed by personnel or agents of one party without access to the Confidential Information of the other.

                  12.5 In addition to any remedies which either party may have under this Agreement or at law or in equity, each party shall be entitled to injunctive and/or equitable relief to prevent the breach or continued breach of any of the terms or provisions herein, and the breaching party agrees not to raise as a defense to any action or proceeding for an injunction the claim that the other party would be adequately compensated by monetary damages.

                  12.6 Each party agrees that during the term of this Agreement and for a period of six (6) months following termination hereof, neither shall, directly or indirectly, solicit or retain, or assist others in soliciting or retaining a current or former employee of the other, without the advance written consent of the other.


         13. AURAGEN'S OBLIGATION NOT TO DEVELOP MULTIFUNCTIONAL BANNER. During the term of this Agreement and for a period of three (3) years thereafter (the "RESTRICTIVE PERIOD"), Auragen shall not (a) design or develop a multi-functional, portal-like Internet banner or a similar Internet application or property for any parties other than Zap.Com, or (b) perform for any Internet advertising network (i.e., DoubleClick, Inc., Flycast, Inc., 24/7 Media, Inc., Engage, etc.) other than Yahoo!, America On-Line or Microsoft Network, services similar to those performed for Zap.Com (note: Yahoo, America On-Line and Microsoft Network are not considered advertising networks); provided that the Restrictive Period shall be reduced to three (3) months after the termination of this Agreement in the event Zap.Com petitions for or consents to any relief under any bankruptcy, reorganization or similar statute, makes an assignment for the benefit of its creditors, or petitions for the appointment of a receiver, liquidator, trustee or custodian of all or a substantial part of its assets, or a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.

         14.      MISCELLANEOUS.

                  14.1 This Agreement may not be assigned by either party in whole or in part without the other party's prior written consent, such consent not to be unreasonably withheld, and any attempted assignment shall be void.

                  14.2 Auragen will obtain and maintain in effect written agreements with all personnel who participate in the development of ZapBox Deliverables. Such agreements will contain terms sufficient for Auragen to comply with the terms of this Agreement.

                  14.3 Zap.Com may have its rights and licenses under this Agreement exercised by, and may sublicense its rights and licenses hereunder to, Affiliates of Zap.Com, provided that (a) such Affiliates acting hereunder will be subject to the terms and conditions of this Agreement, and (b) no act or omission of an Affiliate will affect Zap.Com's obligations under this Agreement.

                  14.4 This Agreement supercedes any and all other agreements between the parties as they relate to the ZapBox, whether written or oral, including but not limited to a Confidentiality Agreement dated April 28, 1999 and (solely as it relates to the ZapBox) a Consulting Agreement dated June 1, 1999. The foregoing Confidentiality Agreement and Consulting Agreement shall remain in effect with respect to all other aspects of Zap.Com's relationship with Auragen that do not involve and are unrelated to the ZapBox. This Agreement may be modified or amended only in writing executed by both parties.

                  14.5 All notices required by this Agreement shall be in writing and shall be deemed delivered (a) as of the day personally delivered; or
(b) three (3) business days after mailed, postage prepaid, certified or registered mail, return receipt requested; or (c) as of the day telecopied, with a confirming copy sent by mail, addressed to the appropriate party at the address set forth at the beginning of this Agreement or such other address as the party may request in writing.

                  14.6 Except as specifically provided in Sections 2.1 (d) and
(e) herein, no party hereto is an agent or representative of the other and no party shall be liable for or bound by any representation, act or omission whatsoever of the other party. With respect to the Services provided under
Section 2.1 (d) and (e), Auragen shall have no authority to modify any agreements between Zap.Com and the parties identified therein. This Agreement is not for the benefit of any third party other than permitted successors and assigns.

                  14.7 This Agreement shall in no way constitute the parties hereto in a partnership, joint venture or co-venture or as fiduciaries to one another. Each party hereby declares and agrees that it is engaged in an independent business from the other's, and will perform its obligations under this Agreement as an independent contractor and not as an employee of the other or (except as provided in Sections 2.1 (d) and (e)) as an agent of the other. All persons performing Services hereunder shall be considered solely the employees or agents of Auragen. Each party has and hereby retains the right to exercise full control of and supervision over the performance of its obligations hereunder and full control over the employment, direction, compensation and discharge of its employees assisting in the performance of such obligations. Each party shall be solely responsible for compliance with all laws and rules and regulations including, but not limited to, employment of labor, hours of labor, working conditions, payment of wages and payment of taxes such as unemployment, social security and other payroll taxes, in addition to any employment benefits claimed by persons furnished by that party. Auragen will comply with all requirements for withholding and payment of federal, social security, state, provincial, local or other payroll taxes on amounts paid under this Agreement or otherwise. Each party will be responsible for its own acts and those of its agents, employees and subcontractors during the performance of its obligations under this Agreement. Neither party nor its employees are entitled to unemployment insurance benefits unless unemployment compensation coverage is provided by that employer or such worker. Auragen is responsible for and shall pay all assessable federal, state, provincial and local income tax on amounts paid to it under this Agreement.

                  14.8 This Agreement shall be governed by the laws of the State of New York. Both parties consent to the jurisdiction of the state and federal courts seated in Rochester, New York with respect to any disputes arising between the parties.

                  14.9 No term of this Agreement shall be deemed waived by either party unless the waiver is executed in writing. No such waiver shall be deemed a waiver of any other breach unless expressly set forth in such waiver.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                            ZAP.COM CORPORATION


                                            By: /s/ Avram Glazer
                                               ------------------------------
                                            Name:    Avram Glazer
                                            Title:   CEO and President


                                            AURAGEN COMMUNICATIONS, INC.


                                            By: /s/ Fredrick Beer
                                               ------------------------------
                                            Name:    Fredrick Beer
                                            Title:   CEO and President


                                            LIST OF EXHIBITS

                  Exhibit A         -       Initial Development Plan*
                  Exhibit B         -       Auragen Software*
                  Exhibit C         -       Certificate of Acceptance*
                  Exhibit D         -       Scope of Work for ZapBox 2.0*



* These exhibits contain confidential information and therefore have been omitted and filed separately with The Securities & Exchange Commission.

                  Exhibit E         -       ZapBox Software
                  Exhibit F         -       Auragen Fees

                                    EXHIBIT D

                          SCOPE OF WORK FOR ZAPBOX 2.0

                                    EXHIBIT F

                                  AURAGEN FEES

                                    EXHIBIT E

                                 ZAPBOX SOFTWARE

                                    EXHIBIT B

                                AURAGEN SOFTWARE